Exhibit 10.5.2

2005-1 AMENDMENT

TO THE

DST SYSTEMS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AMENDMENT is hereby adopted by the Compensation Committee of the Board of Directors of DST Systems, Inc. (the “Company”).

WHEREAS, the Company maintains the DST Systems, Inc. Supplemental Executive Retirement Plan (the “Plan”);

WHEREAS, the Compensation Committee, pursuant to Section 9.1 of the Plan, has authority to amend the Plan from time to time; and

WHEREAS, the Committee wishes to amend the Plan to take advantage of certain transition rules provided under IRS Notice 2005-1 and proposed Treasury regulations issued under Section 409A of the Internal Revenue Code, and to make certain other changes in response to Code Section 409A;

                NOW, THEREFORE, the Plan is hereby amended as follows, the same to be effective as provided herein:

                1.             In connection with the sale of all of the outstanding stock of DST Innovis, Inc., DST Interactive, Inc. and EquiServe, Inc. during 2005:

                (a)           the Accounts of any Participants employed by such entities (or their subsidiaries) who remained employed with such entities following the sale shall be fully vested as of the respective closing dates of such sales; and

                (b)           the SERP participation of any Participants employed by such entities (or their subsidiaries) who remained employed with such entities following the sale shall be terminated in 2005 and the Accounts of such Participants shall be distributed, and shall be included in the Participants’ income, during calendar year 2005.

                2.             In connection with the Company’s execution of an Agreement and Plan of Merger, by and among the Company, DST lock\line, Inc., Asurion Corporation, and Cardinal Corporation (“Transaction”):

                (a)           the Accounts of any Participants employed by DST lock\line, Inc. (or its subsidiaries) shall be fully vested as of the Effective Date (as defined in the Agreement and Plan of Merger) of such Transaction; and

                (b)           the “last-day” requirement of Section 4.3(b) shall be waived, provided the Effective Date (as defined in the Agreement and Plan of Merger) of such Transaction occurs on or before December 31, 2005.

3.             Effective with respect to amounts deferred under the SERP before or after the date of this amendment, except as otherwise provided in paragraph 4 below, the SERP is amended to add the change in control of DST or any Affiliated Company as a new payment event with respect to affected Participants, as permitted under Code Section 409A and guidance issued thereunder.  Upon a change in control, the vested portion of the affected Participant’s benefit shall be distributed to the Participant in a lump sum cash payment as soon as administratively practicable after the Valuation Date coinciding with or immediately following such change in control.  The amount to be distributed to a Participant pursuant to this paragraph shall be the value of the vested portion of the Participant’s Account as of the Valuation Date coinciding with or immediately following the change in control.  For this purpose, “change in control” shall have the meaning provided in Code Section 409A and guidance issued thereunder.

4.             In no event shall the amendments set forth herein apply to amounts deferred and vested under the Plan on or before December 31, 2004 (“grandfathered amounts”).  Such grandfathered amounts shall continue to be subject to the terms of the Plan as it existed as of such date and this amendment shall have no force or effect.

THIS AMENDMENT has been executed this 30th day of November, 2005.

DST SYSTEMS, INC.

By:	/s/ Kenneth V. Hager
Kenneth V. Hager
Vice President, Chief Financial Officer and Treasurer